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                                                               EXHIBIT 99(10)(i)

                                DISTRIBUTION PLAN
                           FIRST AMERICAN FUNDS, INC.
                              RESERVE CLASS SHARES

            Adopted May 4, 2005, effective upon the reorganization of
              Treasury Reserve Fund into Treasury Obligations Fund

      WHEREAS, FIRST AMERICAN FUNDS, INC. (the "Company") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

      WHEREAS, the Directors of the Company have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Company and the owners of Reserve Class shares of Common Stock ("Shareholders") of the portfolios of the Company, as now in existence or as hereafter created from time to time (each a "Portfolio");

      NOW, THEREFORE, the Directors of the Company hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

      SECTION 1. The Fund has adopted this Reserve Class Shares Distribution Plan ("Plan") to enable the Fund to directly or indirectly bear expenses relating to the distribution of Reserve Class Shares issued by the Portfolios.

      SECTION 2. Each Portfolio issuing Reserve Class Shares is authorized to pay the principal underwriter of the Fund's shares (the "Distributor") a fee (the "Distribution Fee") in connection with distribution-related services provided in respect of such Reserve Class Shares, calculated and payable monthly, at the annual rate of .50% of the value of the average daily net assets of such Reserve Class Shares.

      SECTION 3.

      (a) The Distribution Fee may be used by the Distributor to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of Reserve Class Shares and to pay for other advertising and promotional expenses in connection with the distribution of such shares. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Distributor related to the distribution of Reserve Class Shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of such Shares, including travel, entertainment, and telephone expenses.

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      (b)   Payments under the Plan are not tied exclusively to the expenses for distribution related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. The Company's Board of Directors will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.

      (c) The Fund's investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources to cover costs of additional distribution activities.

      SECTION 4. This Plan shall not take effect with respect to the Reserve Class Shares until it has been approved, together with any related agreements, by votes of a majority of both (i) the Directors of the Company and (ii) the Qualified Directors, cast in person at a Board of Directors meeting called for the purpose of voting on this Plan or such agreement.

      SECTION 5. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Section 4 hereof for the approval of this Plan.

      SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related agreement shall provide to the Directors of the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

      SECTION 7. This Plan may be terminated at any time with respect to any Portfolio by the vote of a majority of the Qualified Directors or by vote of a majority of the outstanding Reserve Class Shares of such Portfolio.

      SECTION 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or, with respect to any Portfolio, by the vote of shareholders holding a majority of the Reserve Class Shares of such Portfolio, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

      SECTION 9. This Plan may not be amended with respect to any Portfolio to increase materially the amount of distribution expenses permitted pursuant to
Section 2 hereof without the approval of shareholders holding a majority of the outstanding Reserve Class Shares of such Portfolio, and all material amendments to this Plan shall be approved in the manner provided in Section 4 hereof for the approval of this Plan.

      SECTION 10. As used in this Plan, (a) the term "Qualified Directors" shall mean those Directors of the Company who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

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      SECTION 11. While this Plan is in effect, the Board of Directors of the
Company shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.

      SECTION 12. This Plan shall not obligate the Company or any other party to enter into an agreement with any particular person.

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